Exhibit (e)(13)

July     , 2009

[Name]

[Address]

Dear [Name]:

We are pleased to inform you that on July [    ], 2009 (the “Grant Date”), pursuant to the Power Medical Interventions, Inc. 2007 Equity Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors (the “Committee”) granted you [            ] shares of the Company’s common stock, par value $0.01 (the “Restricted Stock”) subject to the restrictions set forth below (the “Award”).

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference. In the event of any contradiction, distinction or difference between this agreement and the terms of the Plan, the terms of the Plan will control. Unless otherwise stated, all capitalized terms used herein have the meanings set forth in the Plan. By accepting this Award you acknowledge that (i) you have received and read a copy of the Plan and understand its terms and (ii) with respect to this Award and the Restricted Stock, you are bound by the terms of the Plan.

Subject to your continued employment with the Company on the applicable vesting date, the restrictions on your Restricted Stock will lapse in accordance with the following schedule:

[            ] shares will vest on the first anniversary of the Grant Date;

[            ] shares will vest on the second anniversary of the Grant Date; and

[            ] shares will vest on the third anniversary of the Grant Date.

In the event that your employment with the Company terminates for any reason prior to the third anniversary of the Grant Date, any portion of your Award that is then unvested shall be forfeited with no further compensation due to you.

In the event that a Change in Control occurs prior to the third anniversary of the Grant Date, and provided that you remain employed by the Company through the date of such Change in Control, the Restricted Stock will vest in full.

You may receive certificate(s) for the shares of Restricted Stock designating you as the registered owner. Upon such receipt, you agree to deliver the certificate(s), together with a signed and undated stock power (in the form attached hereto as Annex A), to the Company or the Company’s designee authorizing the Committee to transfer title to the certificate(s) representing any shares of Restricted Stock that are forfeited under the terms of the Plan and this agreement to the Company in the event that your employment with the Company should terminate for any reason prior to the lapse of the restrictions.

Your acceptance of this Award will not constitute a taxable event. Instead, you will recognize taxable income upon each vesting date described in the schedule above. However, you may make an election pursuant to Section 83(b) of the Internal Revenue Code within 30 days after the Grant Date to include in your current year taxable income the Fair Market Value of the Restricted Stock on the Grant Date. Information about making an 83(b) election is attached to this agreement as Annex B. Please contact your tax advisor for information about making an 83(b) election.

You must make appropriate arrangements with the Company to provide for the withholding of the taxes that will be due with respect to this Award.

The construction and interpretation of any provision of this agreement or the Plan shall be final, binding and conclusive when made by the Committee.

Nothing in this agreement shall confer on you the right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate your employment at any time and for any reason.

You must sign and return a copy of this agreement to [            ] indicating your acceptance of its terms and the Award granted hereby. This agreement must be signed and returned within sixty (60) days; otherwise, the Award will lapse and become null and void. Your signature will also acknowledge that this agreement reflects our final agreement regarding the Award granted hereunder and supersedes any prior written or oral agreement, understanding or communication otherwise regarding your Award and that you have received and reviewed the Plan and that you agree to abide by the applicable terms of these documents as provided herein.

Very truly yours,

Enclosures

The undersigned hereby agrees to the foregoing:

Print Name:	Date

Annex A

STOCK POWER

For value received, [Name] hereby sells, assigns and transfers unto Power Medical Interventions, Inc.                      Shares of Restricted Stock of Power Medical Interventions, Inc. standing in his name on the books of said corporation [represented by Certificate No.         ] herewith and does hereby irrevocably constitute and appoint                      attorney to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

By:

Dated:

In presence of

Annex B

Guidelines for 83(b) Election

1.	The making of an 83(b) election has serious tax consequences; you are strongly urged to consult a tax professional with regard to this election. An 83(b) election is not required under the Internal Revenue Code (the “Code”).

2.	If an 83(b) election is made, taxable compensation, if any, is based on the value of the Restricted Stock on the date of grant minus the amount paid for the Restricted Stock, if any.

3.	Filing should be made by certified mail, return receipt requested, to the Internal Revenue Service Center at which your federal income tax return is filed.

4.	The 83(b) election must be filed with the Internal Revenue Service (the “IRS”) within 30 days after the Grant Date.

5.	It is recommended that three of the 83(b) election forms be stamped by the IRS as proof of filing. Accordingly, please send a self-addressed stamped envelope and four copies of the 83(b) election form and the enclosed cover letter to the IRS, requesting that three copies of each document be returned. Of these three documents:

a.	1 set of copies is given to Power Medical Interventions, Inc. (the “Company”).

b.	1 set of copies is filed with your Federal Income Tax Return.

c.	1 set of copies may be required to be filed with your State Income Tax Return.

Requirements under state or local income tax laws vary. For example, in some states the filing of an 83(b) election with the IRS constitutes the making of the election under comparable state provisions, while in other states a separate state election is required. You are also urged to consult a tax professional regarding state or local tax implications.

6.	An 83(b) election may not be revoked without the consent of the IRS.

7.	Before you submit your 83(b) election to the IRS, please deliver an executed copy of the election to the Company and keep a copy of the election form, the cover letter and the registered mail receipt with your permanent records.

YOU ARE SOLELY RESPONSIBLE FOR TIMELY FILING YOUR SECTION 83(b) ELECTION. THE COMPANY SHALL BEAR NO RESPONSIBILITY OR LIABILITY FOR ANY ADVERSE TAX CONSEQUENCES DUE TO YOUR FAILURE TO MAKE SUCH ELECTION OR YOUR MAKING SUCH ELECTION.

Election to Include Value of Restricted Property in Gross Income

in Year of Transfer Under Code §83(b)

I hereby elect under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) to include in my gross income the excess (if any) of the fair market value of the property described below at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) over the amount paid for such property, as compensation for services, and supply the following information in accordance with Treasury Regulation section 1.83-2(e):

1. My name and address are:

    [Grantee Name]

    [Grantee Address]

2. My Social Security Number is: [Grantee SSN]

3. The property with respect to which the election is being made is              shares of restricted stock (the “Restricted Stock”) of Power Medical Interventions, Inc., a Delaware corporation (the “Company”).

4. The date on which the property was transferred is                  , 2009 (the “Transfer Date”), and the taxable year for which this election is made is calendar year 2009.

5. The nature of the restrictions to which this property is subject are as follows: The Restricted Stock vests over a period of time, provided that the undersigned remains employed by the Company on the applicable vesting date. In addition, the Restricted Stock will vest in full upon a sale of the Company, provided that the undersigned is then employed by the Company.

6. The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the Restricted Stock with respect to which this election is being made is $            .

7. The amount paid for the Restricted Stock is $            .

8. A copy of this statement was furnished to the Company, the company for which the relevant services were, and will be, performed.

9. The undersigned acknowledges and understands that a copy of this statement must be submitted with the undersigned’s income tax return for the taxable year in which the property was acquired.

Dated:

[Grantee Name]

                    , 2009

VIA CERTIFIED MAIL

Internal Revenue Service Center

[Address of the IRS Service Center where you file your federal income tax return]

Re: Filing of 83(b) Election

Enclosed for filing as of                     , 2009 (the postmark of this package) is an 83(b) election for taxpayer [Grantee Name]; social security number [Grantee SSN].

Kindly (i) accept the 83(b) election for filing effective as of the postmark date, (ii) date stamp the enclosed copies of this letter and of the 83(b) election as evidence of such filing and (iii) return the dated stamped copies of the letter and of the 83(b) election to me in the enclosed self-addressed stamped envelope. Thank you.

Sincerely,

[Grantee Name]
[Grantee Address]

Enclosures